                                                                    Exhibit 5.1

                       OPINION OF LOCKE LIDDELL & SAPP LLP

                                             January 22, 2004

Comstock Resources, Inc.
5300 Town & Country Boulevard
Suite 500
Frisco, Texas 75304

      Re:  Registration Statement on Form S-3

Ladies & Gentlemen:

     We have acted as counsel for Comstock Resources, Inc., a Nevada corporation
(the "Company"), in connection with the registration under the "Securities Act" of
1933, as amended (the"Securities Act") of an aggregate of 2,220,000 shares of the Company's common stock, $.50 par value per share (the "Securities"). We have examined such documents and questions of law as we have deemed necessary to render the opinion expressed below.

     Based upon the foregoing, we are of the opinion that the Securities, when issued and sold as described in the above-referenced Registration Statement, will be legally issued, fully paid and nonassessable.

     We consent to the filing of this opinion as an exhibit to the Registration
Statement and to the reference to our firm in the prospectus under the caption
"Legal Matters." In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the
Securities Act or the rules and regulations of the Securities and Exchange
Commission.

                                       Respectfully submitted,

                                       LOCKE LIDDEL & SAPP LLP

                                       BY   /s/JACK E. JACOBSEN
                                            --------------------
                                            Jack E. Jacobsen
                                            Partner